DELOITTE & TOUCHE LLP
      _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

      3900 US Bancorp Tower                Telephone:  (503) 222-1341
      111 SW Fifth Avenue                  Facsimile:  (503) 224-2172
      Portland, OR  97204-3698

                                                                     EXHIBIT 15


Northwest Natural Gas Company
220 NW Second Avenue
Portland, Oregon  97209

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northwest Natural Gas Company and subsidiaries for the periods ended March 31, 1995 and 1994 and June 30, 1995 and 1994, as indicated in our reports dated April 28, 1995 and July 31, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended
March 31, 1995 and June 30, 1995, are being used in this Registration
Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP
------------------------------
DELOITTE & TOUCHE LLP

October 20, 1995